Exhibit 99.1

PFSweb Reports Strong Fourth Quarter and Full Year 2022 Results
Demonstrates Strong 2022 Results and Continued Momentum Into 2023, Backed by Record Annual Sales Bookings and Order Fulfillment Performance
Full Year 2023 Guidance of Annual Service Fee Revenue Growth of 5% to 10%
IRVING, Texas – March 14, 2023 – PFSweb, Inc. (NASDAQ: PFSW) (the "Company") is reporting results for the fourth quarter and full year ended December 31, 2022.
“2022 was a strong year for PFS as we leveraged ongoing tailwinds in the eCommerce industry,” said Mike Willoughby, CEO of PFSweb. “Across our core verticals, our client brands focusing on premium and luxury goods proved resilient by delivering strong holiday order volumes. These tailwinds and our customized, brand centric operational capabilities helped deliver our previously announced record sales bookings year in 2022, generating sales bookings of over $44 million in estimated annual contract value. Growth from new and existing clients on our order fulfillment platform allowed us to achieve a third straight year of record annual order fulfillment activity, as well as numerous operational records during the fourth quarter peak period. In fact, our annual fulfillment revenue grew approximately 15% year-over-year, illustrating the continued success of our expanding multi-node fulfillment strategy.
“We successfully navigated labor cost volatility early last year and significant restructuring of the Company following the LiveArea transaction, including the completion of transition services to Merkle. Additionally, despite headwinds from European and Canadian foreign currency exchange rate fluctuations, our service fee equivalent revenue growth and estimated pro forma standalone adjusted EBITDA percentage of service fee equivalent revenue performance came in line within our targeted 2022 guidance ranges. With the aforementioned challenges, I am especially proud of our team’s exceptional performance during the holiday peak and throughout 2022 as we continued to grow our fulfillment platform, post a record sales bookings year, and grow our client brand portfolio to over 100 brands, positioning our company for strong growth in 2023.”

Q4 2022 Financial and Operational Highlights vs. Q4 2021
•Total revenues increased 5% to $98.5 million.
•PFS Operations service fee equivalent (SFE) revenue (a non-GAAP measure defined and reconciled below) increased 4% to $65.6 million. Excluding approximately $1.4 million in unfavorable foreign exchange (FX) SFE revenue impacts, SFE revenue would have increased approximately 6%.
•PFS Operations service fee gross margin was 23.1% compared to 24.2%. The service fee gross margin in the fourth quarter of 2022 reflects continued improvement on a sequential basis as compared to previous quarterly results in 2022 due to the impact of increased productivity and improved contract pricing implemented throughout the year.
•Net loss from continuing operations was $2.1 million or $(0.09) per share, compared to a net loss from continuing operations of $0.9 million or $(0.04) per share, largely driven by a $2.0 million increase in stock-based compensation in the fourth quarter of the current year as compared to the prior year period.

•Consolidated adjusted EBITDA from continuing operations (a non-GAAP measure defined and reconciled below) increased 10% to $5.6 million compared to $5.0 million.
•PFS Operations adjusted EBITDA from continuing operations (a non-GAAP measure defined and reconciled below) increased 2% to $9.4 million compared to $9.2 million.
•Authorized special cash dividend of $4.50 per share, which returns approximately $110 million of capital generated from the LiveArea divestiture to PFSweb shareholders.

Full Year 2022 Highlights
•Total revenues increased 6% to $295.1 million, driven by growth across both new and existing fulfillment clients throughout the year.
•PFS Operations SFE revenue (a non-GAAP measure defined and reconciled below) increased 7% to $200.3 million. Excluding approximately $3.5 million in unfavorable annual FX SFE revenue impacts, SFE revenue would have increased by approximately 9%, which is near the upper end of the Company’s top-line CY2022 guidance range for annual SFE revenue growth.
•PFS Operations service fee gross margin was 21.8% compared to 24.4%, reflecting the continued impacts of industry-wide wage inflation pressures—especially early in the year—and reduced higher margin, non-fulfillment-related revenue within the Company’s service mix, partially offset by improved contract pricing implemented throughout 2022.
•Net loss from continuing operations was $20.2 million or $(0.89) per share, compared to a net loss from continuing operations of $13.6 million or $(0.64) per share, primarily driven by incremental restructuring related costs within 2022.
•Consolidated adjusted EBITDA from continuing operations (a non-GAAP measure defined and reconciled below) increased 67% to $5.0 million compared to $3.0 million.
•PFS Operations adjusted EBITDA from continuing operations (a non-GAAP measure defined and reconciled below) increased 3% to $23.2 million compared to $22.6 million.
•Estimated 2022 PFS pro forma standalone AEBITDA percentage of service fee equivalent revenue was approximately 8%.

2023 Momentum and Growth Objectives
Zach Thomann, COO and President of PFS, commented: “Following a record bookings year in 2022, we believe we are well-positioned to facilitate additional sales growth in the year ahead. In these early months of 2023, we are working diligently to complete the remaining implementations applicable to our 2022 client bookings. Our sales momentum has continued into this year, with strong early activity in our pipeline. As demand tailwinds persist among luxury and premier brands within our core verticals—particularly within health and beauty—many brands have continued investing in their eCommerce channel to provide branded and efficient shopping experiences. Our high-quality multi-node B2B and DTC fulfillment services address this need, and we aim to continue supporting new client growth and existing client expansions.
“To further supplement our growth objectives, we have remained committed to rapidly activating and expanding our multi-node fulfillment network. We quickly ramped our second Las Vegas facility during our holiday peak season, reaching over 75% utilization of this facility just months after opening. We are also on track to open our second fulfillment center in the Dallas Fort Worth area in the second half of this year, which gives us greater capacity to support eCommerce consumers in the Southwestern portion of the U.S. for our clients. From an international standpoint, we are targeting new fulfillment space in the U.K., which would expand our footprint beyond our current Southampton facility. By enhancing the depth and breadth of our footprint, we can optimally scale our fulfillment operations for new clients and support existing client growth.

“With our corporate restructuring work substantially complete as of year-end 2022, we believe we have built a leaner and more efficient foundation from which to propel additional growth for PFS in the year ahead. As we progress further into 2023, we aim to further enhance our fulfillment platform through expanding our multi-node fulfillment strategy, converting our strong sales pipeline for continued growth, and driving our fulfillment-as-a-service product offering to build a more robust and flexible distribution network for our clients. Through our work to streamline our business and support our expanding client base, we believe we can facilitate a swift and sustained growth trajectory for PFS.”

2023 Outlook
The Company is reiterating its previously stated 2023 outlook for annual service fee revenue growth, which is expected to range between at least 5% to 10%. Based on continued indications of strong consumer and fulfillment service demand across its core verticals, the Company is optimistic that it can achieve service fee revenue growth at the upper end of this targeted range. As a percentage of service fee revenue, PFSweb is targeting its annual total company consolidated adjusted EBITDA to be within the range of 6% to 8%, inclusive of remaining public company costs of approximately 2% of service fee revenue in 2023.
Excluding public company costs, the Company is targeting total company adjusted EBITDA as a percentage of service fee revenue to range between 8% to 10% in 2023. PFSweb believes its estimates of total company Adjusted EBITDA, net of the remaining public company costs, provide an appropriate comparison to the estimated PFS standalone adjusted EBITDA percentage of service fee equivalent revenue metric disclosed in prior periods. The company also intends to continue aggressive cost controls within the category of public company costs with the objective to further reduce these costs while continuing to support accelerating service fee revenue growth.

Strategic Alternatives Process
PFSweb continues to work with its financial advisor, Raymond James, on a review of a full range of strategic alternatives for its PFS business. PFSweb is currently targeting completion of its strategic review process during 2023, and it does not intend to comment further regarding the review process unless or until the review process is concluded or it has otherwise determined that further disclosure is appropriate or required by law.

Conference Call
PFSweb will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the fourth quarter and full year ended December 31, 2022.
PFSweb management will host the conference call, followed by a question-and-answer period.
Date: Tuesday, March 14, 2023
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Registration Link: https://register.vevent.com/register/BI43b5a161ecc14398b02f1461c50d99f0
Please call the conference telephone number 5-10 minutes prior to the start time. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.
The conference call will be broadcast live and available for replay here and via the investor relations section of the company’s website at www.ir.pfsweb.com.

Forward-Looking Information
This press release contains forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “potential,” “project,” “seek,” “strive,” “predict,” “continue,” “target,” “estimate”, and other similar expressions. These forward-looking statements involve risks and uncertainties and may include assumptions as to how we may perform in the future, including our overall performance for our clients, as well as the impact of inflation, labor cost increases and overall economic conditions. Although we believe the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee these expectations will actually be achieved. The Company’s 2022 10-K, and any subsequent amendments thereto and our quarterly reports on Form 10-Q identify certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the periodic reports of the Company and the Risk Factors described therein.
The Company undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

Financial Statement Presentation Matters
The LiveArea segment has been presented as a discontinued operation for all periods presented in this news release.

Non-GAAP Financial Measures
This news release contains certain non-GAAP measures, including non-GAAP net income (loss) from continuing operations, earnings before interest, income taxes, depreciation and amortization (EBITDA) from continuing operations, adjusted EBITDA from continuing operations and service fee equivalent revenue.
Non-GAAP net income (loss) from continuing operations represents net income (loss) from continuing operations calculated in accordance with U.S. GAAP as adjusted for the impact of non-cash stock-based compensation expense, restructuring and other costs.
EBITDA from continuing operations represents earnings (or losses) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA from continuing operations further eliminates the effect of stock-based compensation, as well as restructuring and other.
PFS pro forma standalone AEBITDA percentage of service fee equivalent revenue measures estimated Adjusted EBITDA profitability for the PFS business on a pro forma basis as if the company were operating in a non-public environment without certain corporate overhead costs and after taking into account the impact of restructuring activity and other client contract modifications.

Non-GAAP net income (loss) from continuing operations, EBITDA from continuing operations, adjusted EBITDA from continuing operations and service fee equivalent revenue are used by management, analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in our industry. The calculation of non-GAAP net income (loss) eliminates the effect of stock-based compensation, restructuring and other costs, and EBITDA from continuing operations and adjusted EBITDA from continuing operations further eliminate the effect of financing, remaining income taxes and the accounting effects of capital spending, which items may vary from different companies for reasons unrelated to overall operating performance. Service fee equivalent revenue allows client contracts with similar operational support models but different financial models to be combined as if all contracts were being operated on a service fee revenue basis.
The Company has presented non-GAAP financial measures for the PFS Operations business including total revenues, service fee equivalent revenue, cost of service fee revenue, gross profit, direct contribution, and adjusted EBITDA which include adjustments for certain LiveArea related revenue activity and unallocated corporate costs. Such measures are reconciled below.
The Company believes these non-GAAP measures provide useful information to both management and investors by focusing on certain operational metrics and excluding certain expenses in order to present its core operating performance and results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the GAAP results in the attached tables.

About PFSweb, Inc.
PFS, the business unit of PFSweb, Inc. (NASDAQ: PFSW) is a premier eCommerce order fulfillment provider. We facilitate each operational step of an eCommerce order in support of DTC and B2B retail brands and specialize in health & beauty, fashion & apparel, jewelry, and consumer packaged goods. Our scalable solutions support customized pick/pack/ship services that deliver on brand ethos with each order. A proven order management platform, as well as high-touch customer care, reinforce our operation. With 20+ years as an industry leader, PFS is the BPO of choice for brand-centric companies and household brand names, such as L’Oréal USA, Champion, Pandora, Shiseido Americas, Kendra Scott, the United States Mint, and many more. The company is headquartered in Irving, TX with additional locations around the globe. For more information, visit www.pfscommerce.com or ir.pfsweb.com for investor information.
Investor Relations:
Cody Slach or Jackie Keshner
Gateway Group, Inc.
1-949-574-3860
PFSW@gatewayir.com

PFSWEB, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$30,034	$152,332
Restricted cash	—	214
Accounts receivable, net of allowance for doubtful accounts of $365 and $867 at December 31, 2022 and December 31, 2021, respectively	82,540	78,024
Inventories, net of reserves of $— and $57 at December 31, 2022 and December 31, 2021, respectively	—	3,133
Other receivables	9,578	7,005
Prepaid expenses and other current assets	7,665	7,244
Total current assets	129,817	247,952
Property and equipment, net	20,888	19,315
Operating lease right-of-use assets, net	30,841	35,370
Goodwill	21,310	22,218
Other assets	1,806	1,611
Total assets	$204,662	$326,466
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$38,518	$36,450
Accrued expenses	36,973	31,643
Current portion of operating lease liabilities	8,284	10,104
Current portion of finance lease obligations	72	222
Deferred revenue	3,906	4,391
Total current liabilities	87,753	82,810
Finance lease obligations, less current portion	22	89
Deferred revenue, less current portion	870	833
Operating lease liabilities	25,478	30,393
Other liabilities	4,315	2,565
Total liabilities	118,438	116,690

Commitments and Contingencies

Shareholders' equity:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value; 35,000,000 shares authorized; 22,725,116 and 22,131,546 issued at December 31, 2022 and December 31, 2021, respectively; and 22,691,649 and 22,098,079 outstanding at December 31, 2022 and December 31, 2021, respectively	23	21
Additional paid-in capital	180,353	177,511
Retained earnings (accumulated deficit)	(90,893)	33,522
Accumulated other comprehensive loss	(3,134)	(1,153)
Treasury stock at cost, 33,467 shares	(125)	(125)
Total shareholders’ equity	86,224	209,776
Total liabilities and shareholders’ equity	$204,662	$326,466

PFSWEB, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In Thousands, Except Per Share Data)

	(Unaudited) Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues:
Service fee revenue	$65,611	$62,711	$200,034	$195,516
Product revenue, net	—	4,717	3,333	17,612
Pass-through revenue	32,905	26,731	91,755	64,174
Total revenues	98,516	94,159	295,122	277,302
Costs of Revenues:
Cost of service fee revenue	50,443	47,524	156,365	146,311
Cost of product revenue	—	4,315	3,059	16,580
Cost of pass-through revenue	32,905	26,731	91,755	64,174
Total costs of revenues	83,348	78,570	251,179	227,065
Gross profit	15,168	15,589	43,943	50,237
Selling, general and administrative expenses	17,111	16,272	63,957	61,040
Loss from operations	(1,943)	(683)	(20,014)	(10,803)
Interest (income) expense, net	(727)	6	(1,426)	879
Loss on extinguishment of debt	—	—	—	426
Income (loss) from continuing operations before income taxes	(1,216)	(689)	(18,588)	(12,108)
Income tax expense, net	929	254	1,617	1,530
Net income (loss) from continuing operations	(2,145)	(943)	(20,205)	(13,638)

Income from discontinued operations before income taxes	—	—	180	196,508
Income tax expense (benefit), net	(3,467)	(679)	(3,467)	35,636
Net income from discontinued operations	3,467	679	3,647	160,872

Net income (loss)	$1,322	$(264)	$(16,558)	$147,234

Basic earnings (loss) per share:
Net income (loss) from continuing operations per share	$(0.09)	$(0.04)	$(0.89)	$(0.64)
Net income from discontinued operations per share	0.15	0.03	0.16	7.51
Basic earnings (loss) per share	$0.06	$(0.01)	$(0.73)	$6.87
Diluted earnings (loss) per share:
Net income (loss) from continuing operations per share	$(0.09)	$(0.04)	$(0.89)	$(0.64)
Net income from discontinued operations per share	0.15	0.03	0.16	7.51
Diluted earnings (loss) per share	$0.06	$(0.01)	$(0.73)	$6.87
Weighted average number of shares outstanding:
Basic	22,670	22,152	22,664	21,410
Diluted	22,670	22,152	22,664	21,410

EBITDA from continuing operations	$63	$1,182	$(12,458)	$(3,186)
Adjusted EBITDA from continuing operations	$5,556	$5,046	$5,009	$2,996

PFSWEB, INC. AND SUBSIDIARIES
Unaudited Reconciliation of Certain Non-GAAP Items to GAAP
(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income (loss) from continuing operations	$(2,145)	$(943)	$(20,205)	$(13,638)
Income tax expense, net	929	254	1,617	1,530
Loss on extinguishment of debt	—	—	—	426
Interest (income) expense, net	(727)	6	(1,426)	879
Depreciation and amortization	2,006	1,865	7,556	7,617
EBITDA from continuing operations	63	1,182	(12,458)	(3,186)
Gross margin on LiveArea activity (1)	—	—	—	(3,615)
Stock-based compensation	2,983	981	5,928	4,784
Restructuring and other costs	2,510	2,882	11,539	5,012
Adjusted EBITDA from continuing operations	5,556	5,046	5,009	2,996

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income (loss) from continuing operations	$(2,145)	$(943)	$(20,205)	$(13,638)
Stock-based compensation	2,983	981	5,928	4,784
Restructuring and other costs	2,510	2,882	11,539	5,012
Non-GAAP net income (loss) from continuing operations	$3,347	$2,920	$(2,738)	$(3,842)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Total revenues from continuing operations	$98,516	$94,159	$295,122	$277,302
Pass-through revenue	(32,905)	(26,731)	(91,755)	(64,174)
Cost of product revenue	—	(4,315)	(3,059)	(16,580)
Service fee revenue related to LiveArea activity (1)	—	—	—	(8,813)
Service fee equivalent revenues from continuing operations	$65,611	$63,113	$200,308	$187,735

(1) In completing the discontinued operations presentation, certain LiveArea revenues, costs of revenues and gross margin related to client contracts that were not fully transferred to contracts directly operating under the LiveArea operating entities as of the August 2021 transaction date were maintained by PFS as part of the continuing operations presentation. Subsequent to the LiveArea transaction date, revenues billed and costs incurred under certain contracts where we have subcontracted services to LiveArea are expected to be recorded as pass-through revenue and pass-through costs, for as long as such contracts continue to be maintained directly through PFS.

PFSWEB, INC. AND SUBSIDIARIES
UNAUDITED NON-GAAP OPERATING INFORMATION
(In Thousands)

The following tables represents the financial information for PFS Operations for the three and twelve months ended December 31, 2022 and 2021 excluding certain unallocated corporate costs and certain non-continuing revenues and expenses.

	Three Months Ended December 31,		Twelve Months Ended December 31,
PFS Operations (Non-GAAP)	2022	2021	2022	2021
Revenues:
Service fee revenue	$65,611	$62,711	$200,034	$195,516
Product revenue, net	—	4,717	3,333	17,612
Pass-through revenue	32,905	26,731	91,755	64,174
Service fee revenue related to LiveArea activity (1)	—	—	—	(8,813)
Total revenues	98,516	94,159	295,122	268,489
Costs of Revenues:
Cost of service fee revenue	50,443	47,524	156,365	146,311
Cost of product revenue	—	4,315	3,059	16,580
Cost of pass-through revenue	32,905	26,731	91,755	64,174
Cost of service fee revenue related to LiveArea activity (1)	—	—	—	(5,198)
Total costs of revenues	83,348	78,570	251,179	221,867
Gross profit	15,168	15,589	43,943	46,622
Direct operating expenses (2)	8,483	8,985	30,657	33,829
Direct contribution	6,685	6,604	13,286	12,793
Depreciation and amortization (3)	1,850	1,728	7,179	7,044
Stock-based compensation (4)	707	341	1,775	1,533
Restructuring and other costs (5)	143	491	989	1,218
Adjusted EBITDA	$9,385	$9,164	$23,229	$22,588

Total Revenues	$98,516	$94,159	$295,122	$268,489
Pass-through revenue	(32,905)	(26,731)	(91,755)	(64,174)
Cost of product revenue	—	(4,315)	(3,059)	(16,580)
Service fee equivalent revenue	$65,611	$63,113	$200,308	$187,735

(1) In completing the discontinued operations presentation, certain LiveArea revenues, costs of revenues and gross profit related to client contracts that were not fully transferred to contracts directly operating under the LiveArea operating entities as of the August 2021 transaction date were maintained by PFS as part of the continuing operations presentation. Subsequent to the LiveArea transaction date, revenues billed and costs incurred under these certain contracts where we have subcontracted services to LiveArea are recorded as pass-through revenue and pass-through costs, for as long as such contracts continue to be maintained directly through PFS.

(2) Direct operating expenses for PFS Operations exclude unallocated corporate costs included in consolidated selling, general and administrative expense of $8.6 million and $7.3 million for the three months ended December 31, 2022 and 2021, respectively, and $33.3 million and $27.2 million for the twelve months ended December 31, 2022 and 2021, respectively.
(3) Depreciation and amortization for PFS Operations exclude depreciation and amortization applicable to unallocated corporate costs included in consolidated selling, general and administrative expense of approximately $0.2 million and $0.1 million for the three months ended December 31, 2022 and 2021, respectively, and approximately $0.4 million and $0.6 million for the twelve months ended December 31, 2022 and 2021, respectively.
(4) Stock based compensation for PFS Operations exclude stock-based compensation applicable to unallocated corporate costs included in consolidated selling, general and administrative expense of $2.3 million and $0.6 million for the three months ended December 31, 2022 and 2021, respectively, and $4.2 million and $3.3 million for the twelve months ended December 31, 2022 and 2021, respectively.
(5) Restructuring and other costs for PFS Operations exclude restructuring and other costs applicable to unallocated corporate costs included in consolidated selling, general and administrative expense of $2.4 million for both the three months ended December 31, 2022 and 2021, and $10.5 million and $3.8 million for the twelve months ended December 31, 2022 and 2021, respectively.